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Exhibit 23.0

INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors and Shareholders
Wells-Gardner Electronics Corporation:

        The audits referred to in our report dated February 5, 2003, included the related financial statement schedule as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, included in the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 33-61535, 33-02981, and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our reports dated February 5, 2003, with respect to the consolidated balance sheets of Wells-Gardner Electronics Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 2002 annual report on Form 10-K of Wells-Gardner Electronics Corporation.

        Our reports refer to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

Chicago, Illinois
February 20, 2003

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  Exhibit 23.0